EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                                 EXTENSIS, INC.,
                                   ("Company")

                                  IMAGEX, INC.
                                   ("Seller")


                                       and


                          CELARTEM TECHNOLOGY USA, INC.
                                    ("Buyer')

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                                TABLE OF CONTENTS

                                                                            Page

RECITALS....................................................................  16

             ARTICLE I PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

1.1   Purchase and Sale.....................................................  16
1.2   Purchase Price; Manner of Payment.....................................  16
1.3   Closing...............................................................  18
1.4   Post-Closing Adjustment...............................................  18
      1.4.1 Purchase Price Adjustment.......................................  18
      1.4.2 Final Balance Sheet and Adjustment..............................  18

1.5   Deliveries and Proceedings at Closing.................................  18
      1.5.1 Deliveries by Company and Seller................................  19
      1.5.2 Deliveries by Buyer.............................................  19

                    ARTICLE II REPRESENTATIONS AND WARRANTIES

2.1   Representations and Warranties of Company and Seller..................  20
      2.1.1   Organization, Standing, and Power.............................  20
      2.1.2   Subsidiaries..................................................  20
      2.1.3   Capital Structure.............................................  20
      2.1.4   Authority.....................................................  21
      2.1.5   Compliance with Laws and Other Instruments....................  21
      2.1.6   Technology and Intellectual Property Rights...................  21
      2.1.7   Financial Statements..........................................  23
      2.1.8   Absence of Certain Changes or Events..........................  23
      2.1.9   Taxes.........................................................  25
      2.1.10  Real Property.................................................  27
      2.1.11  Personal Property.............................................  27
      2.1.12  Environmental Matters.........................................  27
      2.1.13  Certain Transactions..........................................  28
      2.1.14  Litigation and Other Proceedings..............................  28
      2.1.15  No Defaults...................................................  28
      2.1.16  Inventory.....................................................  28
      2.1.17  Material Contracts............................................  28
      2.1.18  Insurance and Banking Facilities..............................  29
      2.1.19  Employees.....................................................  29
      2.1.20  Employee Benefit Plans........................................  30
      2.1.21  Certain Agreements............................................  31
      2.1.22  Guarantees and Suretyships....................................  31
      2.1.23  Brokers and Finders...........................................  31
      2.1.24  Certain Payments..............................................  31
      2.1.25  Disclosure....................................................  31
      2.1.26  Reliance......................................................  31
2.2   Representations and Warranties of Buyer...............................  31
      2.2.1   Organization; Standing and Power..............................  31
      2.2.2   Authority.....................................................  32
      2.2.3   Compliance with Laws and Other Instruments....................  32
      2.2.4   Disclosure....................................................  32
      2.2.5   Broker's Fees.................................................  32
      2.2.6   Investment Undertaking........................................  32
      2.2.7   Reliance......................................................  32
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              ARTICLE III COVENANTS OF COMPANY, SUB AND THE SELLERS

3.1   Conduct of Business...................................................  32
      3.1.1 Ordinary Course.................................................  32
      3.1.2 Issuance of or Changes in Membership Interests..................  34
3.2   Access to Properties and Records......................................  34
3.3   Breach of Representations and Warranties..............................  34
3.4   Exclusivity; Acquisition Proposals....................................  34
3.5   Reasonable Best Efforts...............................................  35
3.6   Taxes.................................................................  35
      3.6.1 Preparation and Filing of Tax Returns:  Payment of Taxes........  35
      3.6.2 Notification of Tax Proceedings.................................  35
      3.6.3 Tax Elections, Waivers and Settlements..........................  35

                          ARTICLE IV COVENANTS OF BUYER

4.1   Breach of Representations and Warranties..............................  35
4.2   Reasonable Best Efforts...............................................  35
4.3   Employee Benefit Programs.............................................  35

                         ARTICLE V ADDITIONAL AGREEMENTS

5.1   Legal Conditions......................................................  36
5.2   Expenses..............................................................  36
5.3   Additional Agreements.................................................  36
5.4   Public Announcements..................................................  36
5.5   Noncompetition and Nonsolicitation....................................  36
      5.5.1 Confidential Information........................................  36
      5.5.2 Agreement Not to Compete........................................  36
      5.5.3 No Solicitation.................................................  37
      5.5.4 Remedy and Right to Injunction..................................  37
5.6   Tax Matters...........................................................  37
      5.6.1 Scope of Tax Indemnity Provisions: Relationship of this Article to VII........................................................  37
      5.6.2 Allocation of Liability for Taxes...............................  37
      5.6.3 Proration of Taxes..............................................  37
      5.6.4 Refunds of Taxes; Amended Tax Returns; Carryovers...............  38
      5.6.5 Preparation and Filing of Tax Returns...........................  38
      5.6.6 Tax Controversies; Assistance and Cooperation...................  39
      5.6.7 Termination of Tax Allocation Agreements........................  40

                         ARTICLE VI CONDITIONS PRECEDENT

6.1   Conditions to Each Party's Obligation to Effect the Transactions
        Contemplated Herein.................................................  40
      6.1.1 Governmental Approvals..........................................  40
      6.1.2 Transition Services Agreement...................................  40

6.2   Conditions of Obligations of Buyer....................................  40
      6.2.1 Representations and Warranties of Company, Sub and the Sellers..  40
      6.2.2 Performance of Obligations of Company, Sub and the Sellers......  40
      6.2.3 Consents........................................................  41
      6.2.4 Assignments of Personal Rights to Company Intellectual Property
              Rights........................................................  41
      6.2.5 No Material Adverse Change......................................  41
      6.2.6 No Casualty.....................................................  41
      6.2.7 Intercompany Debt...............................................  41
      6.2.8 Leases..........................................................  41
6.3   Conditions of Obligation of Company...................................  41
      6.3.1 Representations and Warranties of Buyer.........................  41
      6.3.2 Performance of Obligations of Buyer.............................  42
      6.3.3 Buyer Benefit Plans.............................................  42

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      6.3.4 Guaranty........................................................  42

                           ARTICLE VII INDEMNIFICATION

7.1   Indemnification Relating to Agreement.................................  42
      7.1.1 Indemnification by Seller.......................................  42
      7.1.2 Indemnification by Buyer........................................  42
7.2   Indemnification Procedures............................................  42
      7.2.1 Notice of Loss..................................................  42
      7.2.2 Third Party Claims..............................................  43
7.3   Limitations of Liability..............................................  43
7.4   Offset................................................................  44
7.5   Interest..............................................................  44

                            ARTICLE VIII TERMINATION

8.1   Mutual Agreement......................................................  44
8.2   Termination by Buyer..................................................  45
8.3   Termination by Company or the Sellers.................................  45
8.4   Termination by Failure to Close by September 30, 2002.................  45
8.5   Effect of Termination.................................................  45

                            ARTICLE IX MISCELLANEOUS

9.1   Entire Agreement......................................................  45
9.2   Governing Law.........................................................  45
9.3   Notices...............................................................  45
9.4   Severability..........................................................  46
9.5   Survival of Representations and Warranties............................  46
9.6   Assignment; Parties in Interest.......................................  46
9.7   Counterparts..........................................................  46
9.8   Amendment.............................................................  47
9.9   Extension, Waiver.....................................................  47
9.10  Interpretation; Definitions...........................................  47
9.11  Confidentiality.......................................................  50
9.12  Arbitration...........................................................  50
      9.12.1 Arbitration of Dispute.........................................  51
      9.12.2 Selection of Arbitrators.......................................  51
      9.12.3 Rules of the Arbitration.......................................  51
      9.12.4 No Punitive or Exemplary Damages...............................  51
      9.12.5 Costs..........................................................  51
      9.12.6 Execution of Judgments.........................................  51
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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT is made and entered into as of September 9, 2002, by and among Extensis, Inc., an Oregon corporation ("Company"), ImageX, Inc., a Washington corporation ("Seller") and Celartem Technology USA, Inc., a Delaware corporation ("Buyer"). Initially capitalized terms used herein have the meanings given in Section 9.10.

                                    RECITALS

      WHEREAS, Seller is the sole owner of all the capital stock of Company and Buyer or its designated affiliate desires to acquire from Seller and Seller desires to sell to Buyer or its designated affiliate all of Seller's capital stock in Company on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I
                       PURCHASE AND SALE OF COMPANY SHARES

      1.1 Purchase and Sale. Subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the Company Common Shares, free and clear of any Liens.

      1.2 Purchase Price; Manner of Payment.

      In consideration for the sale, assignment and transfer of the Company Common Shares and the representations, warranties, and covenants contained herein, Buyer agrees to pay to Seller the aggregate amount of up to Eleven Million US Dollars (US$11,000,000) ("Purchase Price"), subject to the Purchase Price Adjustment as set forth in Section 1.4, as follows:

            (a) Cash at Closing. Nine Million US Dollars ($9,000,000) of the Purchase Price shall be payable at Closing by wire transfer to Seller of immediately available funds.

            (b) Earn Out Payment. On or before each of September 15, 2003 and September 15, 2004, Buyer shall calculate the Revenue (as defined below) for the prior twelve (12) month period ending July 31 (each an "Earn Out Period") attributable to the Business, and deliver a notice of the calculation (together with the details of such calculation, including a line item for each element thereof) to Seller. As used in this Agreement, the "Business" means the products sold (together with services provided in connection therewith) by Company at the time of Closing (without regard to product name changes or the like) and listed on Schedule 1.2(b) (solely for purposes of this Section 1.2, the "Products"), and each subsequent version of any such software product introduced during the Earn Out Periods. The Revenue shall be calculated in accordance with generally accepted accounting principles, applied on a consistent basis and consistent with past Company practices (including practices relating to foreign currency conversion), subject to the adjustments set forth in paragraph (c) below. In the event the Revenue for the one-year period ending on July 31, 2003 is greater than $7,295,851 (the "First Threshold"), One Million Dollars ($1,000,000) (the "First Earn Out Payment") of the Purchase Price will be paid in cash to the Seller on September 15, 2003. In the event the Revenue for the one-year period ending July 31, 2004 is greater than $7,295,851 (the "Second Threshold"), an additional one million dollars ($1,000,000) (the "Second Earn Out Payment") of the Purchase Price will be paid in cash to the Seller on September 15, 2004. Neither the First Earn Out Payment nor the Second Earn Out Payment may be increased, decreased, or prorated. If either the First Earn Out Payment or the Second Earn Out Period is not earned with respect to the year to which it relates, it expires and cannot be paid in a later year regardless of Revenue in that later year. Except for the obligations of Buyer and Company set forth in
Section 1.2(e), nothing herein shall in any way limit or restrict Buyer's or Company's business practices or decisions following the Closing, provided that those practices and decisions are not solely for avoiding payment of the Earn Out.
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            (c) Revenue Definition. As used in this Section, "Revenue" means the gross amount of sales attributable to the Business, determined in accordance with generally accepted accounting principles (except as modified in this clause
(c)), calculated at the invoiced price for such sales, net of normal and reasonable cash and quantity discounts. Revenue shall also include, (i) installation and other service fees associated with Products and (ii) an Allocated Share (as defined below) of the gross amount of sales and fees attributable to any combination, derivative or bundled products ("Derivative Products") which incorporate or utilize any Products or portion thereof ("Incorporated Products"). For purposes of this Section 1.2, "Allocated Share" with respect to a Derivative Product means the portion of the value of the Derivative Product attributable to the Incorporated Product. Where the
Derivative Product consists entirely of products that were previous sold as stand-alone products, the Allocated Share shall be determined by dividing the invoice price of the Incorporated Product by the total list prices (before such products were incorporated into the Derivative Product) of all of the component products. If the Derivative Product consists of an Incorporated Product and one or more products that have not yet been sold commercially, Buyer shall in good faith determine the relative value of the component products (other than the Incorporated Product) and use such values (together with the invoice price of the Incorporated Product) to determine the Allocated Share of the Incorporated Product. Any dispute with respect to the proper calculation of the Allocated Share shall be resolved in accordance with paragraph (d) below. Revenue shall not include any shipping or handling charges, rebates, bad debt, "demo," "beta," or similar products, any sales or other taxes, any customs, duties, or tariffs, insurance, finance charges, adjustments, or returns.

            (d) Dispute Resolution for Earn Out. Upon receipt of each calculation from Buyer, Seller shall have fifteen (15) Business Days in which to request in writing that Buyer deliver, within ten (10) Business Days of such request, the accounts and records, and back-up invoices and schedules, to Seller to confirm the calculation of the Revenue. If Seller requests such accounts and records and within twenty (20) days after receipt of such accounts and records, objects in writing to Buyer of Buyer's calculation of Revenue (the "Calculation Dispute Notice"), Seller and Buyer shall work together in good faith to reach an agreement on the appropriate Earn Out Payment. If within ten (10) days after Buyer's receipt of the Calculation Dispute Notice the parties have not reached an agreement, the parties shall engage an arbitrator experienced in the Business and in earn out calculations who shall calculate the Revenue and determine whether the relevant Earn Out Payment is due. The decision of the arbitrator shall be conclusive and binding on both parties; provided, however, that the arbitrator may only determine whether an Earn Out Payment will be made, and may not adjust, prorate, or vary the amount of an Earn Out Payment. Payment shall be due within ten (10) days after the resolution of any such dispute. Each of Buyer and Seller shall pay the costs and expenses of their own accountants and attorneys and shall equally bear the expense of the arbitration.

            (e) Operations. During the term of this Agreement and through the Earn Out Period, Buyer hereby agrees that:

                  (i) it shall provide marketing and advertising support to the Business at levels that are no less than current marketing and advertising levels;

                  (ii) it shall provide Company management with incentive compensation and benefits that are reasonably likely to induce such persons to remain in Company's employ and that provide a compensation incentive component tied to the revenue growth of the Company; and

                  (iii) the terms of any transactions with Buyer's affiliates, including pricing, shall be at arms length and shall be no more favorable than provided to non-affiliated parties.

            (f) Transfer or Termination of Business.

                  (i) If during an Earn Out Period Buyer or Company sells (directly or indirectly) to an unaffiliated third party one or more, but less than all or substantially all, of the products comprising the Business, the First Threshold (if applicable) and the Second Threshold shall be reduced as follows: each Threshold occurring after the date of the relevant sale shall be multiplied by a fraction, the numerator of which is the aggregate Revenue attributable to the remaining products of the Business for the twelve (12) months ending with the month before the closing of such sale and the denominator of which is the aggregate Revenue of the Business for the same period.

                  (ii) If during an Earn Out Period Buyer sells all or substantially all of the Business to an unaffiliated third party, then it shall pay to Seller all unpaid Earn Out Amounts for that period and any subsequent Earn Out Period regardless of the Revenue for such Earn Out Periods.

                  (iii) Subject to the next following sentence, if during an Earn Out Period Buyer ceases to offer for sale any of the products comprising the Business, it shall be treated as if Buyer or Company sold such product to an unrelated third party and the applicable Thresholds shall be reduced pursuant to the calculation set forth in subparagraph (i) above. The previous sentence shall not apply to the termination of any product if such termination is attributable to a breach by Seller or Company of any of their representations, warranties, or covenants under this Agreement, disregarding for purposes of this subparagraph only the period of survival of such representations, warranties, and covenants set forth in Section 7.3.

      1.3 Closing. The closing of the transaction contemplated in this Agreement (the "Closing") will take place at 10:00 a.m. local time on September 16, 2002, or as soon thereafter as practicable (but no more than five (5) Business Days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VI that by their terms are not to occur at the Closing (the "Closing Date"), at the offices of Preston Gates & Ellis LLP in Seattle, Washington, unless another time, date, or place is agreed to in writing by the parties hereto.

      1.4 Post-Closing Adjustment.

            1.4.1 Purchase Price Adjustment. The Purchase Price shall be adjusted as follows: (i) down dollar for dollar by the amount, if any, by which aggregate Working Capital of the Company as of the Closing Date as modified by the Adjustment (the "Closing Working Capital") is less than Three Hundred Fifty Thousand Dollars ($350,000) or (ii) up dollar for dollar by the amount, if any, by which aggregate Closing Working Capital is greater than $350,000 (any such adjustment being the "Purchase Price Adjustment"). Seller's management of the Company's business through Closing shall be consistent with its obligations under Section 3.1.1. The Closing Working Capital shall be determined as of the close of business on the Closing Date in accordance with the following procedures:

            1.4.2 Final Balance Sheet and Adjustments. On or before a date ten
(10) days following the Closing Date, Seller shall prepare, execute, and deliver to Buyer a Final Balance Sheet (the "Final Balance Sheet") to which shall be attached (a) a final calculation of Closing Working Capital; and (b) a final calculation of the Purchase Price Adjustment, if any. The Purchase Price Adjustment shall be $350,000 minus the amount of Closing Working Capital. Seller shall pay Buyer (if a positive number) or Buyer shall pay Seller (if a negative number) the amount of the Purchase Price Adjustment. The party making a payment hereunder shall pay such amount in cash within five (5) days following the final determination of such amount. If the parties cannot agree on the Final Balance Sheet, then the following procedures shall apply: On or before the date thirty
(30) days after the Closing Date, Buyer shall notify the Seller in writing (the "Dispute Notice") of any dispute of the Final Balance Sheet or any supporting documentation furnished therewith or in connection with the Final Balance Sheet. Buyer and Seller shall provide one another with such additional information relating to the Final Balance Sheet as each party shall reasonably request. Within fifteen (15) days after the delivery of the last of the Dispute Notices, Seller and Buyer shall attempt to resolve such disputes in good faith and if the parties cannot agree, then thirty (30) days after delivery of such Dispute Notices, such dispute shall be resolved by a nationally-known, independent firm of Certified Public Accountants, jointly chosen by Buyer and Seller. The written decision of such accounting firm shall be final and binding on the parties hereto and shall not be subject to dispute or review. Any fees or expenses payable to such accounting firm shall be shared equally between Buyer and Seller. Any amount payable pursuant to this Section shall be payable by immediately available funds to such bank account as the recipient shall designate. The Purchase Price Adjustment shall not be interpreted to (i) relieve any party of liability for any breach of this Agreement, (ii) constitute liquidated damages or (iii) limit the amount of damages that may be recovered for a breach of this Agreement.

      1.5 Deliveries and Proceedings at Closing. At the Closing and subject to the terms and conditions herein contained:

            1.5.1 Deliveries by Company and Seller. At the Closing, Company and Seller shall deliver to Buyer the following validly executed instruments:

            (a) The certificate(s) representing the Company Common Shares, together with such documentation as may be reasonably requested by Buyer to effect the transfer of the Company Common Shares;

            (b) A certificate of existence for Company dated not more than three
(3) Business Days prior to the Closing Date issued by the Secretary of State of Oregon;

            (c) The certificate of Company and Seller required to be delivered pursuant to Sections 6.2.1, 6.2.2 and 6.2.5;

            (d) Copies of the consents, approvals and other documentation required pursuant to Section 6.2.3;

            (e) The transition services agreement in the form attached hereto as
Exhibit 1.5.1(e) (the "Transition Services Agreement") executed by each of Seller, Company and Buyer;

            (f) Resignations of all of the officers and directors of Company, and each Person who is a trustee, custodian, or authorized signatory under any employee benefit plan, bank account, depository account or safe deposit box of Company, effective as of the Closing, as designated by Buyer;

            (g) The resolutions of the Board of Directors of Company and Seller authorizing the execution and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby;

            (h) An officer's certificate from each of Company and Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) no amendments to the Charter Documents of Company, as applicable; (ii) the resolutions of the Board of Directors of Company and Seller authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iii) the incumbency and signatures of the officers of Company and Seller executing this Agreement and any agreement executed and delivered in connection herewith; and

            (i) Such other instruments or documents necessary or desirable to complete the transactions contemplated herein, all satisfactory in form and substance to Buyer.

            1.5.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following validly executed instruments:

            (a) The payment of the Purchase Price in the manner specified in Paragraph 1.2(a), above;

            (b) The certificate of Buyer required to be delivered pursuant to Sections 6.3.1 and 6.3.2;

            (c) The Transition Services Agreement executed by each of Seller, Company and Buyer;

            (d) The resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby;

            (e) An officer's certificate of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, certifying as to (i) the resolutions of the Board of Directors Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) the incumbency and signatures of the officers of Buyer executing this Agreement and any agreement executed and delivered in connection herewith;

            (f) A guarantee by Celartem Technology Inc., the corporate parent of Buyer, in the form attached hereto as Exhibit 1.5.2(f) (the "Guaranty"); and

            (g) Such other instruments or documents necessary or desirable to complete the transaction contemplated herein, all satisfactory in form and substance to Company and the Seller.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

      2.1 Representations and Warranties of Company and Seller. Except as disclosed in a document referring specifically to the representations and warranties in this Agreement that identifies by section number the section and subsection to which such disclosure relates (provided, however, that Company shall be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if a reasonable person who has not been actively involved in Company can understand the applicability of such disclosure to such non-referenced sections or subsections) and is delivered by Company to Buyer prior to the execution of this Agreement (the "Company Disclosure Schedule"), and whether or not the Company Disclosure Schedule is referred to in a specific section or subsection hereof, Company and Seller, jointly and severally (except for those provisions that Company or Seller specifically makes on its own), represent and warrant to Buyer as follows:

            2.1.1 Organization, Standing, and Power. Company is a corporation duly organized and validly existing under the laws of Oregon. Company has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of such entity.
Schedule 2.1.1 lists all jurisdictions where Company has qualified to do business. Company has delivered to Buyer complete and correct copies of the articles of incorporation, bylaws, and/or other primary charter and organizational documents ("Charter Documents") of Company, as amended to the date hereof. The respective statutory books, minute books and records of Company, materially complete and correct copies of which have been delivered to Buyer, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the Board of Directors and shareholders of Company, as applicable, and all original issuances and subsequent transfers, repurchases, and cancellations of Company's capital stock.

            2.1.2 Subsidiaries. Company does not directly or indirectly own or control or have the right or obligation to acquire voting securities or other interests of any corporation, partnership, limited liability company or other entity.

            2.1.3 Capital Structure.

            (a) The authorized capital stock of Company consists of 10,000,000 shares of common stock of Company ("Company Common Shares") of which 5,000,000 shares were outstanding as of August 31, 2002. All of the outstanding Company Common Shares are owned by Seller. Company has no shares of preferred stock or any class of capital stock other than Company Common Shares authorized or outstanding. All outstanding Company Common Shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights or to any agreement to which Company is a party or by which Company may be bound. Company has no agreements pursuant to which Company has the right or obligation to repurchase shares of Company Common Shares. There are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company or obligating Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. Company does not have outstanding any bonds, debentures, notes, or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Common Shares on any matter, or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

            (b) Seller is the lawful and beneficial owner of the Company Common Shares and has valid title thereto, free and clear of all Liens, options, rights and claims. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Seller is a party or by which Seller may be bound obligating Seller to deliver or sell, or cause to be delivered or sold, such Company Common Shares, or obligating Seller to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

            2.1.4 Authority. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby (the "Related Agreements") by Company has been duly authorized by all necessary action of the shareholders of Company. Company and Seller have duly and validly executed and delivered this Agreement and the Related Agreements, and this Agreement and each of the Related Agreements constitutes a valid, binding, and enforceable obligation of each of the Seller and Company in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

            2.1.5 Compliance with Laws and Other Instruments. Company holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Company's Business Condition. There are no material violations or claimed material violations known by Company or Seller of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Neither the execution and delivery of this Agreement or any of the Related Agreements by Company or Seller nor the performance by Company and Seller of their obligations hereunder or thereunder will violate any provision of law or conflict with, or result in or constitute a material breach of any of the terms or conditions of, constitute a material default under, permit any party to accelerate any right under, or renegotiate, or terminate, or result in the creation of, any Lien or restriction upon any of the properties or assets of Company or the Company Common Shares pursuant to any of the Charter Documents of Company or any agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease, or other instrument of any kind to which Company is a party or by which Company or any of the assets of Company is bound or affected. Except as provided in Schedule 2.1.5, no consent, approval, waiver or authorization of or registration, declaration, or filing with or exemption (collectively "Consents") by (a) any Governmental Entity or (b) any other Person which is a party to any agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease, or other instrument of any kind to which Company is a party or by which Company or any of the assets of Company is bound or affected, is required by or with respect to Company in connection with the execution and delivery of this Agreement or any of the Related Agreements by Company or the consummation by Company of the transactions contemplated hereby, except such Consents, which if not obtained or made would not have a material adverse effect on the Business Condition of Company or the anticipated benefits of the transactions contemplated hereby.

            2.1.6 Technology and Intellectual Property Rights.

                  2.1.6.1 Rights in Company Intellectual Property

      Except as disclosed in Schedule 2.1.6.1(a), the Company Intellectual Property consists solely of items and rights which are (a) owned by Company, (b) licensed by Company pursuant to a valid written license, or (c) in the public domain. All Company Intellectual Property which consists of licenses or other rights to third party property other than "off the shelf" products subject to a "shrink wrap" or "click wrap" license is set forth in Schedule 2.1.6.1(b). Company has (or, with respect to former activities, had) all rights in the Company Intellectual Property necessary to carry out Company's current and former business activities (up to the Closing), including, to the extent necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create Derivative Works (as defined below) based on, translate, distribute (directly or indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Intellectual Property in all relevant geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the rights to grant further sublicenses. All items of Company Intellectual Property that are registered or filed with any Governmental Entity are registered or filed in the current name of Company (and not any current or former affiliate or prior name of Company). "Derivative Works" means any translation (including any translations into other computer languages), modification, correction, addition, extension, upgrade, improvement, complication, abridgment or other form in which any of the Company Intellectual Property have been recast, transformed, or adopted. Each employee and consultant of Company has executed an agreement with Company regarding confidentiality and the assignment of intellectual property rights comprising Company Intellectual Property in the form provided to Buyer. To the knowledge of Company, none of its employees or consultants is in violation of such confidentiality and assignment agreements, and Company will use commercially reasonable efforts to prevent any such violation. Company has no technology transfer agreements or licenses with any of its officers, directors, management or employees.

                  2.1.6.2 Company Disclosure Schedule

      Schedule 2.1.6.2 lists: (a) all patents, copyrights, trademarks and any applications, and registrations for any of the foregoing, included in the Company Intellectual Property and owned by Company; (b) all software and hardware products that are currently published, sold, or under development by Company; and (c) all licenses, sublicenses and other agreements (other than "off the shelf" products subject to a "shrink wrap" or "click wrap" license), to which Company is a party either as licensor or licensee or pursuant to which Company has rights substantially equivalent thereto. The disclosures described in clause (c) above include the identities of the parties thereto, a description of the nature and subject matter thereof, and the applicable royalty or summary of any formula or procedure for determining such royalty.

                  2.1.6.3 Third Party Rights

      Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any license, sublicense or agreement to which Company is a party or otherwise bound, and Company has obtained all necessary consents to perform its obligations with respect to any such license, sublicense, or agreement. Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, except for royalty payments listed in Schedule 2.1.6.2, with respect to any exercise of rights by Company in the Company Intellectual Property. No third party has a security interest or Lien in any part of the Company Intellectual Property.

      The use, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology or process as now used, licensed or sold by Company does not infringe on any patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, or moral rights or, to the knowledge of Company, any copyright, of any Person. Company is not bound by any "open source" obligations that would subject any software that is included in Company Intellectual Property to be (a) disclosed in source code form; (b) licensed for the purpose of making derivative works, or
(c) redistributable at no charge. Company has not entered into any agreements related to and is not bound to use or comply with any particular technology standard. Except as disclosed in Schedule 2.1.6.3, Company has not entered into any agreements related to, and is not bound to provide or maintain technical support, to provide custom software or products or to provide upgrades to any software or products to third parties. Except as disclosed in Schedule 2.1.6.3, Company does not collect or maintain personal consumer information.

      Any granted or issued patents and all registered trademarks listed on the Company Disclosure Schedule and all copyright registrations held by Company are valid, enforceable and subsisting. There is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any employee or former employee or, to the knowledge of Company, any third party. No claims (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Company infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted against Company or, to the knowledge of Company, are threatened by any person nor to the knowledge of Company are there valid grounds for any bona fide claim of any such kind.

                  2.1.6.4 Viruses

            To Company's knowledge, Company's products are free from and have not been affected by any Virus. "Virus" means any computer code, programming instruction or set of instructions that is intentionally and specifically constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files or hardware without the consent or intent of the computer user. This definition includes, but is not limited to, self-propagating programming instructions commonly called viruses or worms and code or features designed to disable or permit unauthorized access to computer programs, data files or hardware.

                  2.1.6.5 Required Actions.

            Company has taken reasonably prudent measures to protect, secure, and enforce its rights in the Company Intellectual Property, including defense of trademarks and copyrights, and defense against software piracy, except to the extent that Company's failure to take such action would not have a material adverse effect on the Business Condition of Company. Company has taken all actions necessary, prudent, or helpful for prosecution of its patent applications, including timely response to all office actions. Company has instituted reasonably prudent measures to prevent unauthorized access to its proprietary computer systems and other property.

            2.1.7 Financial Statements.

            (a) Company has delivered to Buyer the unaudited balance sheets as of December 31, 2000 and December 31, 2001 and an unaudited balance sheet as of July 31, 2002 and the related unaudited statement of income for the years ended December 31, 2000 and December 31, 2001 and the unaudited statement of income for the seven (7) months ended July 31, 2002 (such balance sheets and statements of income are collectively referred to as the "Financial Statements"). The Financial Statements as of and for the year ending December 31, 2000 and December 31, 2001 were presented as part of the audited financial statements of Seller, but were not audited on a stand-alone basis. The Financial Statements:
(i) are in accordance with the books and records of Company; (ii) present fairly, in all material respects, the financial position of Company as of the dates indicated and the results of its operations for such periods; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject to the absence of footnote disclosures and year-end adjustments, which will not be material either individually or in the aggregate). Except as provided in Schedule 2.1.7, there are no off-balance sheet liabilities, claims, or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due in excess of $10,000 in the aggregate, that are not shown or provided for either in the Financial Statements or the Company Disclosure Schedule. The liabilities of Company were incurred in the ordinary course of business.

            (b) All of the accounts receivable shown on the balance sheet included in the Financial Statements as of July 31, 2002 have been collected or are good and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts and returns also appearing in the balance sheet) and can reasonably be anticipated to be paid in full without outside collection efforts in accordance with their terms, but in no event longer than ninety (90) days from the due date, and are not subject to counterclaims or setoffs in excess of recorded reserves.

            2.1.8 Absence of Certain Changes or Events.

            Since June 30, 2002, no event has occurred and no state of facts has developed or is continuing that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business Condition of Company, and except as disclosed in Schedule 2.1.8, neither Company nor any of its officers or directors in their representative capacities have:

            (a) received any notice that there has been or will be a loss of, or contract cancellation by, any current distributor, customer, supplier or licensor of Company, which loss or cancellation would result in lost annual revenues to Company of at least $40,000;

            (b) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business and consistent with past practice;

            (c) forgiven or canceled any indebtedness for borrowed money or waived any claims or rights of material value (including, without limitation, any indebtedness owing to Company by any shareholder, officer, director, employee or affiliate of Company);

            (d) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants;

            (e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations (absolute, accrued or contingent), or incurred any liabilities or obligations (absolute, accrued or contingent), except for payroll obligations, and except for other liabilities and obligations incurred in the ordinary course of business and consistent with past practice not to exceed $10,000 in the aggregate, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

            (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements, or prepaid any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

            (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except
(i) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (ii) Liens for current taxes not yet due and payable, (iii) landlord's liens for rental payments not yet due and payable, and (iv) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $10,000, was incurred in the ordinary course of business and is not yet due and payable;

            (h) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $30,000, incurred in the ordinary course of business and consistent with past practice;

            (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $10,000, except the sale of inventory in the ordinary course of business and consistent with past practice;

            (j) disposed or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of Buyer any trade secret, formula, process or know-how not theretofore a matter of public knowledge without obtaining an appropriate confidentiality agreement from such person;

            (k) made any single capital expenditure or commitment in excess of $20,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $40,000 for additions to property, plant, equipment or intangible capital assets;

            (l) made any change in any method of accounting or accounting practice or internal control procedure;

            (m) except for transactions that are not material in the aggregate, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or missed, tangible or intangible) to, or entered into any agreement or arrangement with, any of Company's officers, directors or employees or any affiliate of Company's officers and employees at rates consistent with past practice, and except stock purchase agreements and stock option agreements with such individuals;

            (n) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of Company or any obligations or liabilities (absolute, accrued or contingent) of Company, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any other Person;

            (o) entered into or agreed to any sale, assignment, transfer or license of any Company Intellectual Property or other intangible assets of Company to a third party, except for non-exclusive licenses granted to customers in the ordinary course of business (true and complete copies of which have been provided to Buyer), or any amendment or change to any existing license or other agreement relating to Company Intellectual Property;

            (p) incurred, assumed or guaranteed any indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practice, or granted any security interest in any assets; or

            (q) agreed, whether in writing or otherwise, to take any action described in this Section 2.1.8.

            2.1.9 Taxes.

            (a) Company has timely filed (or caused to be filed) with respect to any Tax, any information return with respect to such Tax, any report, statement, declaration or document required to be filed under the Applicable Tax Law in respect of such Tax, any claims for refund of Taxes paid, and any amendment or supplements to any of the foregoing. federal, state, local and foreign tax return, report and information statement ("Tax Returns") required to be filed by it with the U.S. federal government pursuant to the Internal Revenue Service under the Internal Revenue Code of 1986, as amended and any successor law (the "Code") or required by any other governmental entity or political subdivision thereof that imposes such Tax, and any agency charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums (collectively the "Tax Authorities" and individually, a "Tax Authority") (or has timely and properly filed valid extensions of time with respect to the filing thereof, in which case such filings are listed on Schedule 2.1.9) and Seller has duly and timely filed each Tax Return required to be filed with any Tax Authority by Seller or Seller's affiliates which include or are based upon the assets, operations, ownership or activities of Company, including any consolidated, combined, unitary, fiscal unity or similar Tax Return which includes or is based upon the assets, operations, ownership or activities of Company (or Seller has timely and properly filed valid extensions of time with respect to the filing thereof). To the knowledge of Seller and Company, no claim has ever been made by any Tax Authority in any jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by such jurisdiction, and to the knowledge of Seller, (i) there is no investigation or other proceeding pending, threatened or expected to be commenced by any Tax Authority for any jurisdiction where Company does not file Tax Returns with respect to a given Tax that may lead to an assertion by such Tax Authority that Company is or may be subject to a given Tax in such jurisdiction, and (ii) there is no meritorious basis for such an investigation or other proceedings that would result in any such assessment.

            (b) Company (or Seller on behalf of Company) has paid, and as of the Closing Date, Company (or Seller on behalf of Company) will have paid, or have fully accrued on the books of Company each Tax owing with respect to the assets, ownership, operations and activities of Company (whether or not shown on any Tax Return) and has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party. There are no Liens for Taxes on the assets of Company except for Taxes that are not yet payable.

            (c) Company has accurately disclosed on Schedule 2.1.9(c) the years for which any Tax Returns of Company (including any Tax Returns which include or are based upon the assets, operations, ownership or activities of Company) have been audited by a Tax Authority or are subject of a pending audit by any Tax Authority, and except as so disclosed on Schedule 2.1.9(c), to the knowledge of Seller (i) there are no pending, threatened, or proposed audits, assessments or claims from any Tax Authority for deficiencies, penalties or interest against Company or any of its assets, operations or activities as of the date hereof or as of the Closing Date, and (ii) there is no basis for any such audit, assessment or claim. Neither Company nor Seller has taken any position on any Tax Return which is or would be subject to penalties under Section 6662 of the Code or similar penalties provisions under any Law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes (collectively, the "Applicable Tax Law"). There are no pending claims for refund of any Tax of Company (including refunds of Taxes allocable to Company or with respect to consolidated, combined, unitary, fiscal unity or similar Tax Returns). Company has provided to Buyer true and correct copies of all of Company's Tax Returns (including Tax Returns which include or are based upon the assets, operations, ownership or activities of Company).

            (d) Except as disclosed on Schedule 2.1.9(d), each asset with respect to which Company claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by Company under Applicable Tax Law. Company has no interest in any joint ventures, partnerships, limited liability companies or other business entities (within the meaning of U.S. Treasury Regulation Section 701.7701-3). There are no outstanding rulings of, or requests for rulings with, any Tax Authority expressly addressed to Company (or to an affiliate of Company) that are, or if issued would be, binding upon Company for any period for which the Tax is reported as provided under Applicable Tax Laws (a "Tax Period") commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date (a "Post-Closing Period").

            (e) Except as disclosed in Schedule 2.1.9(e), Company (or Seller with respect to Company) has not, in a manner that would be binding on Company or for any Post-Closing Period, (i) executed, become subject to or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or under other Applicable Tax Law,
(ii) requested or been granted or otherwise agreed to any extension of time with respect to the filing of any Tax Return of any of Company (including any Tax Returns which include or are based upon the assets, operations, ownership or activities of Company), the payment of any Taxes of Company, or any limitation period regarding the assessment of any such Taxes or (iii) received approval to make or agreed to a change in accounting method or has any application pending with any Tax Authority requesting permission for any such change, and Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

            (f) Company is a member of a consolidated Tax group and, as such, files consolidated Tax Return as a member of Seller's consolidated group. As to each year or period for which the statute of limitations for assessments has not yet expired as to a given Tax, Company is not a party to any Tax allocation, Tax sharing or Tax reimbursement agreement or arrangement with any Person.

            (g) Company will not have any taxable income or gain as a result of prior intercompany transactions that have been deferred and that will be taxed as a result of the changes in ownership contemplated by this Agreement.

            (h) All material elections with respect to Taxes made by or with respect to Company are set forth on Schedule 2.1.9(h). Company (or Seller on behalf of Company) (i) has not made or is subject to any election under Section 341(f) of the Code or (ii) has not executed or caused Company to become subject to such election. Company has not made and is not bound by any election under
Section 197 of the Code. None of the assets of Company is (aa) required to be or are being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code, or (bb) is subject to Section 168(f) of the Code. None of the assets of Company is property which Buyer or Company will be required to treat as "tax exempt use property" within the meaning of Section 168(h)(1) of the Code. There are no "industrial development bonds" within the meaning of
Section 103 of the U.S. Internal Revenue Code of 1954, as amended and in effect prior to the enactment of the United States Tax Reform Act of 1986, "private activity bonds" within the meaning of Section 141 of the Code or other tax exempt financing which have been used to finance assets of Company, whether leased or owned. Company is not and has never been a real property holding corporation within the meaning of Section 897 of the Code.

            (i) Company is not a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code or other Applicable Tax Laws. Except as set out on Schedule 2.1.9(i) Company does not have and has not had a "permanent establishment" (as defined in any applicable income tax treaty) in any country other than the United States.

            (j) Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) year period prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a

"plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Buyer's purchase of the stock of Company.

            2.1.10 Real Property. Company does not own any real property.
Schedule 2.1.10 of the Company Disclosure Schedule contains a complete list and description of all real property leased or subleased by Company (the "Leased Real Property"), in each case indicating the entity leasing such property, the Persons from whom such property is being leased, and the aggregate annual rent payments. The Leased Real Property is being used by Company in compliance with the terms of each applicable lease. The leases with respect to the Leased Real Property are valid, in full force and effect and enforceable, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and
(ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies, and there are no existing material defaults, and Company has not received or given notice of default or claimed default with respect to any lease, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. The structures, equipment, improvements, systems and fixtures located in or about each such parcel of Leased Real Property have been maintained in accordance with the terms of all applicable leases and commercial maintenance standards generally followed in the industry and are in good and serviceable condition, reasonable wear and tear excepted. To the knowledge of Company, the zoning of each parcel of Leased Real Property permits the presently existing improvements and the continuation of the business presently being conducted on such Leased Real Property.

            2.1.11 Personal Property.

            (a) Company has good and marketable title, free and clear of all Liens to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the balance sheet included in the Financial Statements or otherwise owned or used in the business of Company except for dispositions since December 31, 2001 in the ordinary course of business. Schedule 2.1.11(a) of the Company Disclosure Schedule lists all personal property having a depreciated book value of $3,000 or, if multiple items of a single type are owned, more or $10,000 in the aggregate, which is used by Company in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.

            (b) Schedule 2.1.11(b) of the Company Disclosure Schedule sets forth a complete and correct list of all tangible personal property leases to which Company is a party and the personal property covered by such leases. Each such lease is in full force and effect. All lease payments due to date on any such lease have been paid, and Company is not in default under any such lease. To the knowledge of Company, there are no disputes or disagreements between Company, on the one hand, and any other party with respect to any such lease.

            2.1.12 Environmental Matters.

            (a) There has not been a discharge or release by Company on any Leased Real Property during the period such property has been leased by Company or, to the knowledge of Company, at any time prior to such period, of any Hazardous Material in violation of any Environmental Laws, except for those that would not, individually or in the aggregate have a material adverse effect on the Business Condition of Company;

            (b) No Hazardous Material has been used by Company in the operation of the business of such entity or the construction of any Leased Real Property in amounts or manner that would violate any Environmental Laws;

            (c) Company has not received from any Governmental Entity or third party any request for information, notice of claim, demand letter, or other notification, notice or information that Company is or may be potentially subject to or responsible for any investigation or clean-up or other remediation of Hazardous Material present on any Leased Real Property;

            (d) Company has not conducted, and to Company's knowledge no third party has conducted, any environmental investigations, surveys, studies, audits, tests, reviews, or other analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air, or presence of asbestos or other Hazardous Material at any of the Leased Real Property sites; and

            (e) To the knowledge of Company, there is no asbestos or other Hazardous Material present in any Leased Real Property.

            2.1.13 Certain Transactions. Except for relationships with Company as an officer or employee thereof (and compensation by Company in consideration of such services), none of the directors, officers or employees of Company, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company including any contract, agreement, or other arrangement (a) providing for the furnishing of services to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any such Person or any corporation, partnership, trust, or other entity in which any such Person has or had a 5%-or-more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of the officers or directors of Company has any interest in any property, real or personal, tangible or intangible, including Company Intellectual Property, used in or pertaining to the business of Company or any supplier, distributor, or customer of Company.

            2.1.14 Litigation and Other Proceedings. Neither Company nor any of its officers, directors, or employees are a party to any pending or, to the knowledge of Company, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of Company or, in the case of an individual, from acts in his capacity as an officer, director, or employee of Company which individually or in the aggregate would be materially adverse to Company. Company has disclosed to Buyer all such disputes regardless of their materiality. Company is not subject to any order, writ, judgment, decree, or injunction that has or could have a material adverse effect on Company's Business Condition.

            2.1.15 No Defaults. Neither Company nor Seller is, nor has either Company or Seller received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (a) the Charter Documents of Company; (b) any judgment, decree, or order applicable to Company; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Company is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Company.

            2.1.16 Inventory. All of Company's inventory (a) consists of goods of a quality and quantity salable in the ordinary course of business of Company;
(b) is not more than 180 days old except to the extent reserves are provided on the Financial Statements; and (c) is merchantable and fit for the purpose for which it was procured or manufactured. None of such inventory is slow-moving, obsolete, damaged or defective, subject only to the reserve therefor set forth on the face of the most recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company, as applicable. Company has good and valid title to its inventory, free and clear of all Liens. No inventory of Company is held under a consignment or similar arrangement.

            2.1.17 Material Contracts. Schedule 2.1.17 contains a complete and accurate list of all contracts, agreements and understandings, oral or written, to which Company is currently a party or by which Company is currently bound that (w) provide for potential payments by or to Company in excess of $30,000,
(x) relate to or affect the Company Intellectual Property, (y) are otherwise material to Company's business or (z) the loss of which could reasonably be expected to cause a material adverse effect on the Business Condition of Company (collectively, "Material Contracts"), including acquisition agreements, strategic alliance agreements, stock purchase agreements, shareholders agreements, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements, and instruments relating to the borrowing of money. All such Material Contracts are valid, binding and enforceable in accordance with their terms against Company (except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies) and, to Company's knowledge, each other party thereto, and are in full force and effect,

Company has performed in all material respects all obligations imposed on it thereunder, and neither Company, nor, to Company's knowledge, any other party thereto is in default thereunder, nor to Company's knowledge is there any event that with notice or lapse of time, or both, would constitute a material default by Company or, to Company's knowledge, any other party thereunder. True and complete copies of each such Material Contact (or written summaries of the terms of any such oral contract) have been delivered to Buyer by Company. Except as set forth in Schedule 2.1.17, Company has none of the following:

            (a) contracts with directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of Company;

            (b) employment agreements, whether express or implied, or any other agreements for services that contain severance or termination pay liabilities or obligations;

            (c) noncompetition agreements or other arrangements that would prevent the Company from carrying on its business anywhere in the world;

            (d) notices that any party to a Material Contract intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

            (e) material disputes with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

            (f) product distribution agreements, development agreements or license agreements as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, and except as disclosed in the Financial Statements; and

            (i) binding revenue sharing contracts, agreements, commitments or understandings, oral or written, with any third party.

            2.1.18 Insurance and Banking Facilities. Schedule 2.1.18 contains a complete and correct list of (a) all contracts of insurance or indemnity of Company in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts, and expiration date) and all material performance or other bonds and (b) the names and locations of all banks in which Company has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all Persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Company with respect to any such contracts of insurance or indemnity have been paid. All known claims for insurance or indemnity have been presented.

            2.1.19 Employees.

            (a) Company has no written or oral contract of employment or other employment agreement with any of its employees that is not terminable at will by Company. Company has no agreement relating to the temporary use or loan of employees. Company has no agreements with any employees or independent contractors pertaining to severance or termination costs. Company is not, and since June 21, 2000 has not been, a party to any pending, or to the knowledge of Company, threatened, labor or employment dispute, organization drive, union election or demand for recognition. Company has complied in all material respects with all applicable foreign, federal, state, and local laws, ordinances, rules, and regulations and requirements relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, payment of Social Security, immigration, unemployment, workers' compensation, worker health and safety, privacy, termination of employment, plant closings and mass layoffs, disability, harassment, withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities, the disabled and women. There are no claims pending, or, to the knowledge of Company, threatened to be brought, in any court or administrative agency by any former or current employees of Company or by any trade union or employee representative for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other Person arising out of the status of Company as employer or purported employer or workplace practices or policies, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, wage and hour violation or otherwise.
Schedule 2.1.19 contains a complete and correct list of all employees of Company with title, rate of pay, and date of hire.

            (b) Company is in full compliance with and has not violated the terms and provisions of any applicable Immigration Laws, including laws pertaining to work authorization and verification. Company has not been the subject of any inspection, claim or investigation relating to its compliance with or violation of Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with Immigration Laws, nor is any such proceeding pending or, to the knowledge of Company, threatened. Buyer has been provided with a Form I-9 (Employment Eligibility Verification
Form) for each Company employee and all other records, documents or other papers which are retained with the Form I-9 by Company pursuant to applicable Immigration Laws.

            (c) As of the date hereof, (a) stock options to acquire 3,968,485 of Seller's common shares have been issued under Seller's Amended and Restated 1996 Stock Incentive Compensation Plan (the "Seller 1996 Stock Plan") and are outstanding, and (b) stock options to acquire 264,597 of Seller's common shares have been issued under the Amended and Restated Extensis 1994 Stock Incentive Plan, which options were assumed by Seller in connection with its acquisition of Company. 6,677,658 common shares of Seller are reserved for issuance upon the exercise of stock options granted pursuant to the Seller 1996 Stock Plan.

            2.1.20 Employee Benefit Plans. Each employee benefit plan, fund or program, whether or not written, including those satisfying the definition in
Section 3(3) of ERISA (each a "Plan") covering active, former, or retired employees, officers or directors of Company is listed on Schedule 2.1.20 of the Company Disclosure Schedule. Company has provided to Buyer a copy of each Plan, and where applicable, any related trust agreement, annuity, and insurance contract and all annual reports (Form 5500) that have been filed with the Internal Revenue Service or U.S. Department of Labor with respect to such Plans for the most recent three Plan years. To the extent applicable, the form of each Plan complies, in all material respects, with the requirements of ERISA, and the Code"), and any Plan intended to be qualified under Section 401(a) of the Code ("Qualified Plan is in the form of a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service and has been amended in a timely manner to maintain its qualified status. Each trust related to a Qualified Plan is tax-exempt under Section 501(a) of the Code and has been so since its creation. No Plan is covered by Section 302 or Title IV of ERISA, or
Section 412 of the Code. No "prohibited transaction," as defined in ERISA
Section 406 or Code Section 4975 has occurred with respect to any Plan. To the knowledge of Company, each Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof, have been made and all contributions due to the Plans for any period ending on or before the Closing Date will be made or provided for prior to Closing. Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly sponsored, maintained, or contributed to by Company, or any entity that is considered one employer with Company under Section 4001 of ERISA. Company has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA. Except as provided in ERISA or other applicable law, there are no restrictions on the rights of Company, at any time, to amend or terminate any of the Plans sponsored or maintained by Company, or to terminate Company's participation in any of the Plans contributed to but not sponsored or maintained by Company without incurring any liability thereunder. Company has not engaged in and is not a successor or member of the same controlled group as an entity that has engaged in a transaction described in ERISA Section 4069. Except as provided in the Plan documents provided to Buyer under this Section 2.1.20, there have been no amendments to, written interpretation of, or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any Plan. Except as provided in the Plans listed on Schedule 2.1.20, neither Company nor any of its affiliates (as defined in Section 414(b), (c) or (m) of the Code) have any current or projected liability in respect of post-employment or post-retirement benefits for retired or former employees of Company. No tax under Sections 4980B 4980D of the Code has been incurred by Company in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. Consistent with Section 9.6(b), the representations and warranties made herein are for Buyer's exclusive benefit and, therefore, there shall be no third party beneficiary to the representations and warranties set forth in this Agreement.

            2.1.21 Certain Agreements. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement or any of the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby will: (a) result in any payment or other consideration by Company (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Company under any Plan, agreement, or otherwise, (b) increase any benefits otherwise payable under any Plan or agreement, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

            2.1.22 Guarantees and Suretyships. Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters) or any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

            2.1.23 Brokers and Finders. Neither Company nor Seller has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Company owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

            2.1.24 Certain Payments. Neither Company, nor Seller acting on behalf of Company, nor to the knowledge of Company, any Person acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company:
(a) made an unreported political contribution, (b) made or received any payment that was not legal to make or receive, (c) engaged in any material transaction or made or received any material payment that was not properly recorded on the books of Company, (d) created or used any "off-book" bank or cash account or "slush fund," or (e) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

            2.1.25 Disclosure. Neither the representations or warranties made by Company or Seller in this Agreement, nor the Company Disclosure Schedule or any other certificate executed and delivered by Company or Seller pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

            2.1.26 Reliance. The foregoing representations and warranties are made by Company and Seller with the knowledge and expectation that Buyer is placing reliance thereon.

      2.2 Representations and Warranties of Buyer. Except as disclosed in a document referring specifically to the representations and warranties in this Agreement that identifies by section number the section and subsection to which such disclosure relates (provided, however, that Buyer shall be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if a reader(s) who has not been actively involved in Buyer but is generally familiar with the software development industry can understand the applicability of such disclosure to such non-referenced sections or subsections) and is delivered by Buyer to Company and Seller prior to the execution of this Agreement (the "Buyer Disclosure Schedule"), and whether or not the Buyer Disclosure Schedule is referred to in a specific section or subsection hereof, Buyer represents and warrants to Company and Seller as follows:

            2.2.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Buyer.

            2.2.2 Authority. The execution, delivery, and performance of this Agreement and the Related Agreements by Buyer have been duly authorized by all necessary action of the Board of Directors of Buyer. Buyer has duly and validly executed and delivered this Agreement and the Related Agreements, and this Agreement and each of the Related Agreements constitutes a valid, binding, and enforceable obligation of Buyer in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and
(ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

            2.2.3 Compliance with Laws and Other Instruments. Neither the execution and delivery of this Agreement or any of the Related Agreements by Buyer nor the performance by Buyer of its obligations under this Agreement or any of the Related Agreements will violate any provision of law or will conflict with, result in the, or constitute a, material breach of any of the terms and conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate or terminate, require consent, approval, or waiver by any party under, or result in the creation of any Lien upon any of the properties, assets, or capital stock of Buyer pursuant to any Charter Documents of Buyer or any agreement, indenture, mortgage, franchise, license, permit, lease, or other instrument of any kind to which Buyer is a party or by which Buyer or any of its assets are bound or affected. No Consent is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the Related Agreements by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby, except such Consents which if not obtained or made would not have a material adverse effect on Buyer's Business Condition.

            2.2.4 Disclosure. Neither the representations or warranties made by Buyer in this Agreement, nor the final Buyer Disclosure Schedule or any other certificate executed and delivered by Buyer pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

            2.2.5 Broker's Fees. Buyer has not retained any broker, finder or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Buyer owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

            2.2.6 Investment Undertaking. Buyer acknowledges that the Company Common Shares have not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities laws, and that Seller is transferring the Company Common Shares in reliance upon exemptions from the registration requirements of the Securities Act and state securities laws. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Company Common Shares. Buyer is acquiring the Company Common Shares for investment and not for the purpose of, or with a view to, the distribution of such shares.

            2.2.7 Reliance. The foregoing representations and warranties are made by Buyer with the knowledge and expectation that Company and Seller are placing reliance thereon.

                                   ARTICLE III
                         COVENANTS OF COMPANY AND SELLER

      During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement in accordance with Article VIII hereof or the Closing Date (or later where so indicated), Company and Seller, jointly and severally, agree (except as expressly contemplated by this Agreement, or otherwise permitted by Buyer's prior written consent):

      3.1 Conduct of Business.

            3.1.1 Ordinary Course.

            (a) Company shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants, and employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Company shall promptly notify Buyer of any event or occurrence or emergency which is not in the ordinary course of business of Company and which is material and adverse to the Business Condition of Company. Nothing in this Agreement shall prohibit Company from declaring and paying dividends or making repayments to Seller. Without limiting the generality of the foregoing, Company shall not:

                  (i) amend its Charter Documents or any or other similar organizational documents;

                  (ii) acquire, or agree to acquire, in a single transaction or in a series of related transactions, any business, corporation or partnership, or other entity, or substantially all of the assets of any of the foregoing, other than transactions which involve individually or in the aggregate a purchase price not in excess of $10,000;

                  (iii) make or agree to make any new capital expenditure other than capital expenditures which in the aggregate amount is less than $10,000;

                  (iv) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than in connection with transactions that are in the ordinary course of business and which involve assets having a current value not in excess of $10,000 individually or in the aggregate;

                  (v) increase the salary, wages, stipends, bonuses or reimbursable allowances payable or to become payable to its officers, directors, or employees, except for increases for employees in the ordinary course of business consistent with past practices; or enter into any employment or severance agreement with, or establish, adopt, enter into or amend, or make any grants or awards under, any Plan for the benefit of, any officer, director or employee, except, in each case in the ordinary course of business consistent with past practices or adopt, amend or propose to amend any Plan or make any discretionary contributions to any Plan other than as may be required by law or as may be required to maintain compliance with provisions of the Code;

                  (vi) enter into, modify in any material respect, amend in any material respect or terminate any contract or agreement, including marketing, manufacturing, distribution, or reseller agreements to which Company is a party, or waive, release or assign any material rights or claims;

                  (vii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

                  (viii) incur, assume or guarantee any material Indebtedness, including any refinancing of existing Indebtedness, for borrowed money or make any loan or capital contributions to or investment in any Person, other than in the ordinary course of business;

                  (ix) create, incur, assume or suffer to exist any material Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens incurred in the ordinary course of business;

                  (x) enter into any agreement or arrangement that materially limits or otherwise materially restricts Company or any successor thereto or that could, after the Closing Date, reasonably be expected to materially limit or restrict Company, Buyer or any of Buyer's affiliates from engaging in Company's business;

                  (xi) initiate, settle, or appeal or propose to settle, initiate or appeal any material litigation, investigation, arbitration, proceeding or other claim;

                  (xii) take any action, other than as expressly permitted by this Agreement, that could reasonably be expected to make any representation or warranty of Company hereunder inaccurate and have a material adverse effect on the Business Condition of Company at the Closing Date;

                  (xiii) fail to collect in accordance with past practices collect Company's accounts receivable and pay its trade payables; or

                  (xiv) enter into a contract, agreement, commitment or arrangement to do any of the foregoing.

            3.1.2 Issuance of or Changes in Securities. Company shall not: (a) declare or pay any dividends on or make other distributions (whether in cash, shares or property), (b) issue, deliver, or sell, or authorize, propose or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Company to issue any such shares, Company voting debt or other convertible securities, (c) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company, (d) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or
(e) propose any of the foregoing.

      3.2 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing, Company shall give Buyer and its representatives full access, during reasonable business hours but in such a manner as not unduly to disrupt the business of Company, to Company's premises, properties, contracts, commitments, books, records, and affairs, and shall provide Buyer with such financial, technical, and operating data and other information pertaining to each of Company's business as Buyer may request. With Company's prior consent, which shall not be unreasonably withheld, Buyer shall be entitled to make appropriate inquiries of third parties in the course of its investigation. Buyer shall be permitted to discuss the business affairs and financial statements of Company with Company's counsel and accountants, to review the work papers of such accountants regarding Company, and in the presence of management of Company and after prior consultation with such management, to interview the employees of Company regarding continued employment and to discuss with the appropriate employees of Company such matters regarding the business and assets of Company as Buyer may deem necessary or appropriate.

      3.3 Breach of Representations and Warranties. Company and Seller will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 2.1 or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Company and Seller will give detailed notice thereof to Buyer and will use their reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

      3.4 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof, neither Company nor Seller shall (and each shall use its reasonable best efforts to ensure that none of the officers, directors, agents, representatives or affiliates of Company or Seller shall) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Buyer and its designees: (a) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of the business, assets or equity of Company whether by merger, consolidation, other business combination, purchase of assets or otherwise (each of the foregoing, an "Acquisition Transaction"), (b) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Buyer or its representatives concerning the business or properties of Company or afford to any Person other than Buyer or its representatives access to the properties, books, or records of Company, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (c) enter into or execute any agreement relating to an Acquisition Transaction, or (d) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the transactions contemplated herein in compliance with Section 5.4. In the event that Company is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Company will promptly notify Buyer of such contact and the identity of the party so contacting Company.

      3.5 Reasonable Best Efforts. Company and Seller shall use their reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement including obtaining all consents and approvals (both prior to and after Closing) required for the consummation of the transactions set forth in this Agreement.

      3.6 Taxes.

            3.6.1 Preparation and Filing of Tax Returns: Payment of Taxes. Seller shall cause Company to prepare and file on or before the due date therefor all Tax Returns required to be filed by Company (except for any Tax Return for which an extension has been granted as permitted hereunder) on or before the Closing Date, and shall pay, or cause Company to pay, all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to Buyer's consent (not to be unreasonably withheld or delayed).

            3.6.2 Notification of Tax Proceedings. If Seller has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of Company, Seller shall provide prompt notice to Buyer of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

            3.6.3 Tax Elections, Waivers and Settlements. Seller shall not, and shall cause Company not to, take any of the following actions: (a) make, revoke or amend any Tax election; (b) execute any waiver of restrictions on assessment or collection of any Tax; or (c) enter into or amend any agreement or settlement with any Tax authority.

                                   ARTICLE IV
                               COVENANTS OF BUYER

      During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article VIII hereof or the Closing Date (or later where so indicated), Buyer agrees (except as expressly contemplated by this Agreement or with Company's prior written consent):

      4.1 Breach of Representations and Warranties. Buyer will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 2.2 or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Buyer will give detailed notice thereof to Company and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

      4.2 Reasonable Best Efforts. Buyer shall use its reasonable best efforts to effectuate the transactions contemplated herein and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

      4.3 Employee Benefit Programs. Buyer shall take all necessary action, including, the establishment of appropriate Plans, so that current employees of Company who are eligible to participate in Company Plans (as described in Schedule 2.1.20) as of the Closing Date shall be eligible to participate in a comparable array of employee benefit plans, funds, and programs sponsored, maintained, or contributed to by Buyer or any of its affiliates ("Buyer Benefit Plans") immediately after the Closing, subject to the terms of each such Buyer Benefit

Plan. For the one year period beginning on the Closing Date, the Buyer Benefit Plans shall provide materially equivalent benefits to those under Seller's Plans as of the Closing Date. However, nothing in this Agreement shall be interpreted as limiting the power of Buyer and its affiliates to amend or terminate at any time or from time to time any particular Buyer Benefit Plan, provided that no such amendment or termination (a) may take away benefits already accrued as of the time of such amendment or termination, except as permitted by law, or (b) during the one year period beginning on the Closing Date, materially reduce the benefits of Company employees below the equivalent benefits under the Company's Plans as of the Closing Date. Company employees shall be given credit under each applicable Buyer Benefit Plan for any co-payments and deductible amounts paid under any Company Plan in respect of the plan year in which the Closing occurs to the extent that, following the Closing, they participate in any Buyer Benefit Plan for which co-payments or deductibles are required. Buyer shall also cause each Buyer Benefit Plan to waive any waiting period limitation as to participation or coverage that would otherwise be applicable to a Company Employee on or after Closing to the extent such Company employee is a current participate in a comparable Company Plan.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

      In addition to the foregoing, Buyer, Company, and Seller each agree to take the following actions after the execution of this Agreement.

      5.1 Legal Conditions. Each of Buyer, Company, and Seller shall use their reasonable best efforts to take all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated herein. Each of Buyer, Company, and Seller shall use their reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any Consent by a third party or Governmental Entity required to be obtained or made by Company, Seller or Buyer in connection with the transactions contemplated herein, or the taking of any action contemplated by this Agreement.

      5.2 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including expenses of legal counsel, accountants, brokers, finders and other advisors, which have acted on its behalf in connection therewith, shall be paid by the party incurring such expense.

      5.3 Additional Agreements. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to the Company's capital stock and all properties, assets, rights, approvals, immunities and franchises of Company, the parties to this Agreement shall take all such necessary action.

      5.4 Public Announcements. Buyer, Company and Seller shall provide the others with a copy of any press release or other announcement concerning this Agreement or the transactions contemplated herein in advance of such release, and shall give due regard to the comments of the other before making such release.

      5.5 Noncompetition and Nonsolicitation.

            5.5.1 Confidential Information. Seller has confidential and proprietary information relating to Company and its business. Seller acknowledges that such information is essential to Buyer's ability to achieve the value of the transaction contemplated by this Agreement and is of importance to other business activities and plans of Buyer and will continue to be so after the Closing, and that the unauthorized disclosure of such confidential information to others or the unauthorized use of such information by others would cause substantial loss and harm to Buyer.

            5.5.2 Agreement Not to Compete. Seller agrees that for a period of three (3) years following the Closing Date it will refrain from (i) contacting any of the suppliers or customers of Company to solicit orders or establish relationships for the purpose of competing with the Business in the United States, and (ii) marketing and distributing any products or services relating to the Business that compete in the United States with the Portfolio or

Preflight Online (and/or Print Ready) products and all applications and features thereof developed or sold by Company or by Buyer (before or after the Closing
Date).

            5.5.3 No Solicitation. Seller agrees that the solicitation of employees of the Company for employment by Seller or its affiliates would have an adverse impact on Company. Seller agrees that for a period of two (2) years following the Closing it will, and it will cause its affiliates to, take reasonable steps to prevent its officers, directors, executive management, human resources or recruiting staff, or any third party recruiters hired by such persons from making such solicitations ("Seller's Restricted Persons"); to use commercially reasonably efforts to cause itself and its affiliates to enforce such prohibition; and, to the extent that it becomes aware of any such solicitation occurring, to take all action necessary to cause such solicitation to immediately cease. For purpose of this Agreement, "solicitation" shall mean the initial contact by Seller's Restricted Persons of an employee of Company or Buyer regarding the possibility of employment of such employee by Seller or any affiliate of Seller. For avoidance of doubt, it shall not be a violation of this Agreement for Seller to hire an employee of Company or Buyer who initiates the contact with the interviewing party for the purpose of seeking employment. Nothing in this Agreement shall prohibit Seller or Seller's Restricted Persons from soliciting such individuals through general advertising or comparable forms of general solicitation not specifically targeted at the employees of Company or Buyer.

            5.5.4 Remedy and Right to Injunction. The parties agree that damages in the event of a breach of this Section 5.5 would be difficult if not impossible to ascertain, and it is therefore agreed that Buyer, in addition to and without limiting any other remedy or right it may have, shall be entitled, as a matter of course, to obtain an injunction from any court of competent jurisdiction restraining any further such violation, as well as to recover from Seller any and all costs and expenses sustained or incurred by Buyer in obtaining such an injunction and recovery, including without limitation reasonable attorneys' fees and disbursements. Buyer's right to obtain an injunction (and to recover such costs and expenses) shall be cumulative and in addition to any other rights and remedies to which Buyer may be entitled, including the right to recover damages.

      5.6 Tax Matters.

            5.6.1 Scope of Tax Indemnity Provisions: Relationship of this Article to VII.

            (a) In the case of any indemnity claim for Taxes for a Pre-Closing Period, the indemnity obligations of Seller, and the rights of Buyer with respect to indemnification, shall be governed by this Section 5.6 and not by the general indemnity section hereof (regardless of whether the Taxes for which indemnity is being claimed result from the breach of a representation in Section
2.1.9 hereof).

            5.6.2 Allocation of Liability for Taxes.

            (a) Subject to Section 5.6.2(b) hereof:

                  (i) Seller shall be liable for, and shall indemnify, defend and hold Buyer harmless from and against, any and all Taxes imposed on or with respect to Company, or its assets, operations or activities for any Pre-Closing Period.

                  (ii) Buyer shall be liable for, and shall indemnify, defend and hold Seller harmless from and against, any and all Taxes imposed on or with respect to Company or its respective operations, ownership, assets or activities for any Post-Closing Period.

            (b) Notwithstanding anything to the contrary in this Section 5.6.2, Seller shall be liable for and pay any and all Transfer Taxes incurred in connection with this Agreement or the transactions contemplated hereby) arising in connection with the transfer of the stock of Company hereunder and Seller shall indemnify, defend and hold Buyer and Company harmless against any and all such transfer Taxes.

            5.6.3 Proration of Taxes.

            (a) Tax items shall be apportioned between Pre-Closing Periods and Post-Closing Periods based on a closing of the books and records of Company as of the Closing Date (provided that (i) any Tax item incurred by reason of the transactions occurring on or before the Closing Date as contemplated by this Agreement shall be treated as occurring in a Pre-Closing Period and (ii) depreciation, amortization and depletion for any Straddle Period shall be apportioned on a daily pro rata basis). Notwithstanding anything to the contrary in the preceding sentence, the parties agree that for U.S. federal income Tax purposes, Tax items for any Straddle Period shall be apportioned between Pre-Closing Periods and Post-Closing Periods in accordance with U.S. Treasury Regulations Section 1.1502-76(b), which regulations shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding sentence.

            (b) Seller and Buyer will not exercise any option or election (including any election to ratably allocate a Tax year's items under Treasury Regulation Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with Section 5.6.3(a) hereof.

            5.6.4 Refunds of Taxes; Amended Tax Returns; Carryovers.

            (a) Subject to Section 5.6.4(c) hereof, if Buyer receives a Tax refund with respect to Taxes arising in a Pre-Closing Period that are not included as an asset of Company on Company's books, Buyer shall pay, within the thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund to the Seller. If Seller receives a Tax refund with respect to Taxes arising in any Post-Closing Tax Period, within thirty (30) days following the receipt of such Tax refund, Seller will pay the amount of such Tax refund to Buyer.

            (b) Subject to Section 5.6.4(c) hereof, any amended Tax Return or claim for Tax refund for any Pre-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by Seller. Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of Buyer or Company for any Tax Period. An amended Tax Return or claim for Tax refund for any Straddle Period shall be filed by the party responsible for filing the original Tax Return hereunder if either Buyer or Seller so requests, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of Buyer (if the request is made by Seller) or of Seller (if the request is made by Buyer). Any amended Tax Return or claim for Tax refund for any Post-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by Buyer, who shall not be obligated to make (or cause to be made) such filing. Buyer shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) file, or cause to be filed, any amended Tax Return or claim for Tax refund for any Post-Closing Period to the extent that such filing, if accepted, reasonably might change the Tax liability of Seller for any Pre-Closing Period.

            5.6.5 Preparation and Filing of Tax Returns.

            (a) Seller shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due:

                  (i) any Tax Return that is required to include the operations, ownership, assets or activities of Company for periods ending on or before the Closing Date; and

                  (ii) all Tax Returns for Transfer Taxes to be paid by Seller pursuant to the terms hereof.

            (b) Buyer shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all Tax Returns that are required to include the operations, ownership, assets or activities of Company for any Periods ending after the Closing Date (including all Straddle Period Tax Returns).

            (c) Seller shall prepare and provide to Buyer such Tax information as is reasonably requested by Buyer with respect to the operations, ownership, assets or activities of Company for Pre-Closing Periods to the extent such information is relevant to any Tax Return which Buyer has the right and obligation hereunder to file. Seller shall, on the one hand, or Buyer shall, on the other, with respect to any Tax Return which such party is responsible hereunder for preparing and filing, or causing to be prepared and filed, make such Tax Return and related work papers available for review by the other party if the Tax Return (i) is with respect to Taxes for which the other party or one of its affiliates may be liable hereunder or under Applicable Tax Law, or (ii) claims tax benefits which the other party or one of its affiliates is entitled to receive hereunder. The filing party shall use its reasonable best efforts to make Tax Returns available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the non-filing party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, accepting the position of the filing party unless such position is contrary to the provisions of Section 5.5.5(d) hereof.

            (d) Any Tax Return which includes or is based on the operations, ownership, assets or activities of Company or for any Pre-Closing Period, and any Tax Return which includes or is based on the operations, ownership, assets or activities of Company for any Post-Closing Period to the extent the items reported on such Tax Return might reasonably increase any Tax liability of Seller for any Pre-Closing Period or any Straddle Period shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

            5.6.6 Tax Controversies; Assistance and Cooperation.

            (a) In the event any Tax Authority informs Seller, on the one hand, or Buyer or Company, on the other, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to provide the indemnifying party prompt notice of such asserted Tax liability, then (A) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for Taxes arising out of such asserted Tax liability, and (B) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

            (b) The filing party under this Section 5.6 shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which either party may incur liability hereunder. Subject to the preceding sentence, in the event an adverse determination may result in each party having responsibility for any amount of Taxes under this Section 5.6, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Section 5.6.6(b), the term "participation" shall include
(i) participation in conferences, meetings or proceedings with any Tax Authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

            (c) Buyer and Seller shall not agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise any affect the liability for Taxes hereunder (or right to tax benefit) of the other party, without such other party's consent (which consent shall not be unreasonably withheld or delayed).

            (d) Buyer and Seller shall, bear their own expenses incurred in connection with audits and other administrative judicial proceedings relating to Taxes for which such party and its affiliates are liable under this Section 5.6.

            (e) Seller on the one hand, and Buyer and Company, on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to Company, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to Company available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Tax Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

            5.6.7 Termination of Tax Allocation Agreements. As of the Closing Date, Seller shall cause all Tax allocation, Tax sharing, Tax reimbursement and similar arrangements or agreements between Seller and its affiliates on the one hand, and Company, on the other, to be extinguished and terminated with respect to Company and any rights or obligations existing under any such agreement or arrangement to be no longer enforceable.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

      6.1 Conditions to Each Party's Obligation to Effect the Transactions Contemplated Herein. The respective obligations of each party to effect the transactions contemplated herein shall be subject to the satisfaction prior to the Closing Date of the following conditions:

            6.1.1 Governmental Approvals. All Consents from Governmental Entities legally required for the consummation of the transactions contemplated by this Agreement, if any, shall have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the transactions contemplated hereby or on the Business Condition of Company, and such Consents shall not contain any conditions that would reasonably be expected to have a material adverse effect on the transactions contemplated hereby or on the Business Condition of Company or Buyer. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the acquisition shall be in effect. There shall not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages caused by such transactions which if successful would have a material adverse effect on the viability of such transactions or on the Business Condition of Company or Buyer.

            6.1.2 Transition Services Agreement. Each party shall have executed and delivered the Transition Services Agreement.

      6.2 Conditions of Obligations of Buyer. The obligations of Buyer to complete the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

            6.2.1 Representations and Warranties of Company and Seller. The representations and warranties of Company and Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement. Buyer shall have received a certificate signed by Company and Seller to such effect on the Closing Date.

            6.2.2 Performance of Obligations of Company and Seller. Company and Seller shall have performed in all respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by Company and Seller to such effect on the Closing Date.

            6.2.3 Consents. Buyer shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Schedule or reasonably deemed necessary by Buyer's legal counsel to provide for the continuation in full force and effect of any and all contracts and leases of Company and for Buyer to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Buyer (except for such consents as Buyer and Company shall have agreed in writing shall not be obtained) and such consents shall not be conditioned on the giving of any consideration by Buyer. If any consent, approval, assignment, waiver, authorization or other certificate cannot be obtained prior to the Closing Date with respect to the contracts set forth on Schedule 2.1.17, and the Closing nevertheless occurs, then (i) Buyer shall be deemed to have waived this condition as to such consent, approval, assignment, waiver, authorization or other certificate and (ii) Seller shall not be responsible for any liability arising from the failure to obtain such consent, approval, assignment, waiver, authorization or other certificate. Notwithstanding the foregoing, Seller shall, if requested by Buyer, continue to cooperate with Buyer and provide reasonable assistance to Buyer to obtain such consent, approval, assignment, waiver, authorization or other certificate after the Closing. This Agreement and the transactions contemplated herein shall have been approved by Seller and any other approval required by applicable law or Company's Charter Documents shall have been obtained.

            6.2.4 Assignments of Personal Rights to Company Intellectual Property. The employees and consultants of Company shall have executed assignments in the form of Exhibit 6.2.4 to effectively transfer or confirm the transfer of all right, title and interest to the Company Intellectual Property to Company and/or Buyer as its successor. All registered Company Intellectual Property shall be registered in or filed in the present name of Company.

            6.2.5 No Material Adverse Change. There shall not have been any material adverse change with respect to Company, taken as a whole, including any damage, destruction or loss, whether or not covered by insurance, between the date hereof and the Closing Date, and Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by its chief executive officer and chief financial officer certifying to such effect.

            6.2.6 No Casualty. There shall not have been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the proprietary software, documentation or other Company Intellectual Property where there are no undamaged duplicate copies of such proprietary software, documentation or other Company Intellectual Property in the possession of Company.

            6.2.7 Intercompany Debt. All amounts owed by Company to Seller shall have been forgiven and extinguished by Seller.

            6.2.8 Leases. Company and the lessors of the Leased Real Property shall have entered into new leases for such premises, or shall have granted consent to the transfer of existing leases for such premises, in each case on terms and subject to conditions reasonably satisfactory to Buyer. Notwithstanding the foregoing, with respect to the Leased Real Property located in Portland, Oregon, Company or Buyer and the landlord of such property shall have executed a binding agreement containing the terms set forth on Exhibit
6.2.8 providing for the continued occupation of such premises by Company following the Closing on such terms.

            6.2.9 1994 Stock Option Grants. There shall be no outstanding grants of stock options under the Amended and Restated Extensis 1994 Stock Incentive Plan other than grants assumed by Seller that by their terms do not constitute continuing obligations of Buyer or Company after the Closing.

      6.3 Conditions of Obligation of Company and Seller. The obligation of Company and Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived by Company and
Seller:

            6.3.1 Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

            6.3.2 Performance of Obligations of Buyer. Buyer shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date, and Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

            6.3.3 Buyer Benefit Plans. Buyer shall have established the Buyer Benefit Plans.

            6.3.4 Guaranty. Buyer shall have delivered the Guarantee to Seller by Closing.

                                   ARTICLE VII
                                 INDEMNIFICATION

      7.1 Indemnification Relating to Agreement.

            7.1.1 Indemnification by Seller. Subject to Section 7.3, Seller agrees to indemnify, defend, and hold Buyer and its affiliates harmless from and against, and to reimburse Buyer with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) ("Indemnifiable Amounts") of every nature whatsoever incurred by Buyer by reason of or arising out of or in connection with (a) any breach, or any claim (including claims by parties other than Buyer) that if true, would constitute a breach, by Company or Seller of any representation or warranty of Company or Seller contained in this Agreement or in the certificate delivered to Buyer pursuant to Section 1.5.1(c), (b) the failure, partial or total, of Company or Seller to perform any agreement or covenant required by this Agreement to be performed by it or them, or (c) any tax liability or any assertion of a Tax Authority that, if true, would result in a tax liability of Company relating to any period of time prior to and through the Closing that is not disclosed in the Financial Statements, and in the case of clause (a) above, without giving effect to "materiality" limitations or references to "material adverse effect" set forth therein, if any, solely for purposes of determining the amount of any Indemnifiable Amounts, but not the existence of any breach of any representation or warranty. The obligations of Seller to indemnify Buyer shall be determined without regard to any right to indemnification to which Seller may have in any capacity with Company (other than under Section 7.1.2 below) and Seller shall not be entitled to any indemnification from Company for Indemnifiable Amounts paid hereunder. There shall be no right of contribution from Company or any successor thereto with respect to any Indemnifiable Amounts that Seller becomes obligated to pay pursuant to this Article VII.

            7.1.2 Indemnification by Buyer. Subject to Section 7.3, Buyer agrees to indemnify, defend, and hold Seller and its affiliates harmless from and against, and to reimburse Seller with respect to, any Indemnifiable Amounts of every nature whatsoever incurred by Seller by reason of or arising out of or in connection with (a) any breach, or any claim (including claims by parties other than Seller) that if true, would constitute a breach, by Buyer of any representation or warranty of Buyer contained in this Agreement or in the certificate delivered to Seller and Company pursuant to Section 1.5.2(b), (b) the failure, partial or total, of Buyer to perform any agreement or covenant required by this Agreement to be performed by it, or (c) any tax liability or any assertion of a Tax Authority that, if true, would result in a tax liability of Company relating to any period of time from and after the Closing.

      7.2 Indemnification Procedures.

            7.2.1 Notice of Loss.

      When an Indemnifiable Amount is paid by a party entitled to indemnification in accordance with this Article VII (the "Indemnified Party") or otherwise fixed or determined in accordance with this Article VII, then the Indemnified Party shall give to the other party (the "Indemnifying Party"), within thirty (30) days, notice of such, in reasonable detail, specifying the amount, all material factual information then known to the Indemnified Party with respect to such, and the sections of this Agreement upon which the claim for indemnification is based (a

"Notice of Loss"). The failure to give a Notice of Loss within such period shall not result in relieving the Indemnifying Party from liability unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure. Such notice may be given simultaneously with the Notice of Claim (as defined in Section 7.2.2 below), when appropriate. The amount specified in such Notice of Loss that constitutes an Indemnifiable Amount shall be satisfied by the Indemnifying Party paying such amount to the Indemnified Party within thirty
(30) days of the Indemnifying Party's receipt of the Notice of Loss; provided, however, that if an Indemnifying Party shall dispute all or any part of the amount claimed under the Notice of Loss, it shall notify the Indemnified Party of such dispute within such thirty (30) day period, and the parties shall thereafter attempt in good faith to settle the dispute. If, within seventy-five
(75) days after the receipt of any Notice of Loss, the parties shall not have resolved the dispute, then the claim for indemnification shall be submitted to and settled by arbitration as provided below in Section 9.12. To the extent the result of the arbitration is that the amount specified in the Notice of Loss is an Indemnifiable Amount, it shall be paid within five (5) days of the arbitration award by the Indemnifying Party to the Indemnified Party.

            7.2.2 Third Party Claims.

      With respect to any claims or demands by third parties that relate to Indemnifiable Amounts, whenever an Indemnified Party shall have received a written notice that such a claim or demand has been asserted or threatened, the Indemnified Party shall deliver notice to the Indemnifying Party of such claim or demand and of the facts within the Indemnified Party's knowledge that relate thereto (a "Notice of Claim") within the earlier of (a) fifteen (15) days after receiving written notice of the claim or demand (other than a claim or notice covered by (b) below), or (b) with respect to litigation or similar proceedings, not less than ten (10) Business Days before the initial date by which the Indemnified Party would be required to file its first substantive response, but in no event less than the amount of time that the Indemnified Party is given to respond to the litigation. A Notice of Claim may be given orally; provided that
(x) such oral notice shall be confirmed in writing within two (2) Business Days of the oral notice and (y) copies of any written materials with respect to the assertion of the claim that are in the Indemnified Party's possession shall be forwarded via facsimile to the Indemnifying Party on or before the Business Day following the oral notice. Failure by the Indemnified Party to give a Notice of Claim in strict accordance with the foregoing (including with respect to an oral notice (x) and (y) above) shall relieve the Indemnifying Party of its liability hereunder with respect to such claim or demand. The Indemnifying Party shall, with respect to any matter where the Notice of Claim is timely given, then have the right, but not the obligation, to contest, negotiate or settle any such claim or demand through counsel of its own selection, reasonably satisfactory to the Indemnified Party and solely at its own cost, risk, and expense. Notwithstanding the preceding sentence, the Indemnifying Party shall not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. By way of illustration and not limitation it is understood that the Indemnified Party may object to a settlement or compromise which includes any provision which in its judgment is reasonably likely to have a material adverse impact on or establish a material adverse precedent for the Business Condition of the Indemnified Party or any of its subsidiaries. The Indemnified Party shall not have the right to object to a settlement which consists solely of the payment of a monetary damage amount and which is fully indemnified by the Indemnifying Party. If the Indemnifying Party fails to give written notice to the Indemnified Party of its intention to contest or settle any such claim or demand within twenty (20) days after the Indemnified Party has notified the Indemnifying Party that any such claim or demand has been made in writing and received by the Indemnified Party, the Indemnified Party shall have the right, if it elects so entirely within its own discretion, to defend, at the Indemnifying Party's cost, any such claim or to satisfy and discharge the same by payment, compromise, or otherwise. Notwithstanding the preceding sentence, the Indemnified Party shall not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withhold or delayed. Upon resolution of such claim, the Indemnified Party shall give the Indemnifying Party a Notice of Loss as required by Section
7.2.1 and the Indemnifying Party shall have all rights as provided therein. A Notice of Loss may not be given for any matter where the Notice of Claim is not timely given.

      7.3 Limitations of Liability. The representations, warranties, covenants and agreements of Company and Seller set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement and shall continue until eighteen (18) months from the Closing Date, at which time all representations, warranties and, unless the express terms of any covenant provides otherwise, covenants shall expire, provided, however, that the obligations of Seller to indemnify Buyer for breaches of the representations, warranties and covenants in Sections 2.1.3 and 2.1.9 shall continue until thirty
(30) days after the expiration of all applicable statutes of limitations. No claim for indemnification under this Article VII may be brought by any person unless written notice of such claim shall have been given as provided in Section
7.2 and shall have been made on or prior to the last day of the applicable survival period as providing in this Section 7.3. The indemnification obligations for such claims or demands for which a written claim notice is given within the time period set forth above shall continue until the final resolution of each such claim or demand. The Indemnified Party shall be entitled to indemnification only if the aggregate Indemnifiable Amounts exceed two hundred thousand US Dollars (US$200,000) (the "Threshold Amount"), and at such time as the amount to which such Indemnified Party is entitled to be indemnified exceeds the Threshold Amount, such Indemnified Party shall be entitled to be indemnified only for the aggregate Indemnifiable Amounts in excess of the Threshold Amount. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Buyer or Seller under this Article VII or otherwise under this Agreement for Indemnifiable Amounts or otherwise shall be three million US Dollars (USD3,000,000). Except for claims based on any manner of fraud, the sole and exclusive remedy of Buyer for breaches of this Agreement or otherwise with respect to this Agreement (including, without limitation, for any breach of representation or warranty) shall be the indemnification claim remedy provided for, made in accordance with, and subject to the limitations of, this Article
VII. In computing the amount of any Indemnifiable Amounts as to which Buyer or Seller, as the case may be, may be entitled to indemnification hereunder, the following shall apply:

      (a) the Indemnifying Party, shall be given the benefit of any insurance proceeds to the extent that such proceeds are actually received by Buyer;

      (b) the Indemnifying Party shall not be required to indemnify the Indemnified Party for consequential or incidental damages suffered by the Indemnified Party, but shall be obligated to indemnify the Indemnified Party for consequential damages for which the Indemnified Party is liable to a third party;

      (c) the Indemnified Party shall not be entitled to receive duplicative Indemnifiable Amounts with respect to any indemnity claim; and

      (d) the Indemnified Party shall cooperate in a commercially reasonable manner, at the Indemnifying Party's expense, in the investigation and preparation of any claim and in the defense of any third party claim, and shall use reasonable efforts to mitigate Indemnifiable Amounts, provided that the obligation to mitigate shall not limit Buyer's right to object to a settlement pursuant to Section 7.2.2 to the extent of any non-monetary terms.

      7.4 Offset. Subject to the terms of this Section 7.4, Buyer shall have the right, but not the obligation, to offset from the Purchase Price any amounts representing Indemnifiable Amounts owed by Seller to Buyer in accordance with
Section 7.1.1 and the indemnification procedures set forth in Section 7.2. As a condition to Buyer's right to offset Indemnifiable Amounts against unpaid Earn Out Payments, Buyer will deposit the Indemnifiable Amounts subject to such offset into a third party escrow account to be established for the benefit of Seller and Buyer. The identity of the escrow account and the escrow agent and the form of the escrow agreement will be mutually agreed upon by the parties. In advance of the establishment of the escrow account, Buyer will deposit the funds into a trust account with its legal counsel, which is as of the Closing Preston Gates & Ellis. Buyer's exercise of its offset rights shall not limit Buyer's right to recover any amounts owed it that exceed the amount obtained by exercise of those rights and such exercise shall not be in substitution of or in any way limit Buyer's exercise of its other rights and remedies under this Agreement.

      7.5 Interest. Any indemnification made pursuant to this Agreement shall include interest on any Indemnifiable Amounts from the time such Indemnifiable Amounts become due and payable by the Indemnifying Party in accordance with
Section 7.2 to the time of payment thereof by the Indemnifying Party at the reference rate of Bank of America at the time payment was due plus 2%, not to exceed the maximum rate permitted by law.

                                  ARTICLE VIII
                                   TERMINATION

      8.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Closing Date by the written consent of Buyer, Company and Seller.

      8.2 Termination by Buyer. This Agreement may be terminated by Buyer alone, by means of written notice to Company and Seller, if there has been a material breach by Company or Seller of any representation, warranty, covenant or agreement set forth in the Agreement or any Related Agreement, which breach has not been cured within ten (10) Business Days following receipt by Company of notice of such breach.

      8.3 Termination by Company or Seller. This Agreement may be terminated by Company or Seller, by means of written notice to Buyer, if there has been a material breach by Buyer of any representation, warranty, covenant or agreement set forth in the Agreement or any Related Agreement, which breach has not been cured within ten (10) Business Days following receipt by Buyer of notice of such breach.

      8.4 Termination by Failure to Close by September 30, 2002. This Agreement may be terminated by either Seller or Buyer in the event the Closing has not occurred on or before September 30, 2002; provided, however, that the right to terminate this Agreement under this Section 8.4 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a material cause of, or resulted in, the failure of the Closing to occur on or before such date.

      8.5 Effect of Termination. In the event of termination of this Agreement by either Seller, Company or Buyer as provided in this Article, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Buyer, Company, Seller or their respective officers or directors, except that (a) the provisions of this Section and Sections 5.2,
5.4 and 9.2, and the confidentiality agreement contained in Section 9.11 hereof shall survive any such termination and abandonment, and (b) no party shall be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement, if such willful breach was the cause for the termination.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 Entire Agreement. This Agreement, including the exhibits and schedules delivered pursuant to this Agreement and the Related Agreements, and any confidentiality agreement between the parties, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

      9.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as applied to agreements entered into and entirely to be performed within that state, without regard to the conflict of laws provisions thereof. Subject to Sections 9.12 and 5.5.4, Company, Seller, and Buyer consent to exclusive jurisdiction and venue in the state and federal courts in King County, Washington.

      9.3 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery if personally delivered by hand, (b) upon the third day after such notice is (i) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (ii) sent by a nationally recognized overnight express courier, or (c) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

      If to Buyer:               Celartem Technology USA, Inc.
                                 584 Broadway Suite 1201
                                 New York, New York  100012
                                 Telephone No.:  (212) 343-8887
                                 Facsimile:  (212) 343-9227
                                 Attention:  President

      With a Copy To:            Preston Gates & Ellis LLP
                                 701 Fifth Avenue, Suite 5000
                                 Seattle, WA  98104-7078
                                 Telephone No.:  (206) 623-7580
                                 Facsimile:  (206) 623-7022
                                 Attention:  Margaret C. Inouye, Esq.

      If to Seller:              ImageX, Inc.
                                 10210 NE Points Dr.
                                 Kirkland, WA 98033
                                 Telephone No.:  (425) 576-7064
                                 Facsimile:  (425) 576-6560
                                 Attention:  Mariam Naini, VP, General Counsel

      With a Copy To:            Lane Powell Spears Lubersky LLP
                                 1420 Fifth Avenue, Suite 4100
                                 Seattle, WA 98101-2338
                                 Telephone No.:  (206) 223-7000
                                 Facsimile:  (206) 223-7107
                                 Attention:  Michael E. Morgan

      Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.3.

      9.4 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

      9.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, shall survive the Closing Date as provided in Section 7.3 and any investigation of the matters covered hereby by or on behalf of any party to whom they are made.

      9.6 Assignment; Parties in Interest.

      (a) No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the parties hereto. Any attempted assignment in violation of this Section 9.6 shall be voidable and shall entitle the other party to this Agreement to terminate this Agreement at its option. Notwithstanding this Section 9.6, Seller shall have the right to assign all its rights to the Earn Out Payments under Section 1.2 to an affiliate of Seller, provided that following such assignment, both assignee and Seller shall be jointly and severally liable for Seller's obligations hereunder, and provided further that such assignment shall not affect Buyer's right to offset Indemnifiable Amounts pursuant to Section 7.4.

      (b) Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over against any party hereto.

      9.7 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page - Purchase Agreement in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

      9.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.9 Extension, Waiver. At any time prior to the Closing Date, any party hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      9.10 Interpretation; Definitions. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The "knowledge of," "the best of knowledge of," or other derivations of "know" with respect to Company shall mean the knowledge of the officers (including the Controller), directors, or employees who are managers or occupy positions above such managers of Company as well as Seller, in each case assuming the exercise of reasonable inquiry either directly or by representatives on his, her or their behalf. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any statute or regulation shall include reference to the nearest equivalent statute in any relevant jurisdiction outside the United States of America. The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.10.

      "AAA" means the American Arbitration Association.

      "Acquisition Transaction" has the meaning set forth in Section 3.4.

      "Adjustment" means an adjustment to Working Capital, solely for the purpose of calculating the Purchase Price Adjustment under Section 1.4, and shall consist of the following: (i) in connection with Accounts Receivable, the maximum reserve allowance for doubtful accounts shall be capped at $300,000, even if generally accepted accounting principles would provide for a higher reserve; (ii) the current portion of the long-term debt of Company's current liabilities with respect to the Intellihance royalty will not exceed $39,852; and (iii) in connection with Accrued Liabilities, the amount payable under a licensing arrangement will be reflected at $50,000, rather than $100,000, even if generally accepted accounting principles would provide for a higher amount, and Buyer and Seller will in good faith determine whether any further reduction is appropriate.

      "Applicable Tax Law" has the meaning set forth in Section 2.1.9.

      "Business" has the meaning set forth in Section 1.2(b).

      "Business Condition" means with respect to any entity the business, financial condition, results of operations, or assets (without giving effect to the consequences of the transactions contemplated by this Agreement, and other than conditions resulting from changes affecting the economy as a whole or changes generally affecting companies operating in Company's segment of the software industry) of such entity or entities including subsidiaries thereof taken as a whole.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Seattle, Washington are authorized or required by law to close.

      "Buyer" has the meaning set forth in the introductory paragraph of this Agreement.

      "Buyer Benefit Plans" has the meaning set forth in Section 4.3.

      "Buyer Disclosure Schedule" has the meaning set forth in Section 2.2.

      "Charter Documents" has the meaning set forth in Section 2.1.1.

      "Closing" has the meaning set forth in Section 1.3.

      "Closing Date" has the meaning set forth in Section 1.3.

      "Closing Working Capital" has the meaning set forth in Section 1.4.1.

      "Code" has the meaning set forth in Section 2.1.9.

      "Company" has the meaning set forth in the introductory paragraph of this Agreement.

      "Company Common Shares" has the meaning set forth in Section 2.1.3.

      "Company Disclosure Schedule" has the meaning set forth in Section 2.1.

      "Company Intellectual Property" consists of the following

      (i) any patents, trademarks, trade names, service marks, copyrights and any renewal rights therefor, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, inventions, moral rights, computer software programs or applications (in both source and object code form), applications for any of the foregoing; all software and firmware listings, all versions of fully commented and updated software source code, and complete system build software and instructions related to all software described herein; all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing and customer support for all assets described herein; and all other tangible or intangible proprietary information and materials that are owned by or on behalf of Company; and

      (ii) all license and other rights held by or on behalf of Company in any third party product, intellectual property, proprietary rights, documentation, or tangible or intangible property, used in the Company business, including the types of intellectual property and intangible proprietary information described in (i) above.

      "Company Stock Option Plan" has the meaning set forth in Section 2.1.3.

      "Consents" has the meaning set forth in Section 2.1.5.

      "Current Accounts Receivable" means those accounts receivable that as of the Closing are fewer than sixty (60) days old and excluding any receivables as to which Company has reason to suspect that collection is unlikely.

      "Derivative Works" has the meaning set forth in Section 2.1.6.1.

      "Dispute Notice" has the meaning set forth in Section 1.4.2.

      "Earn Out Period" has the meaning set forth in Section 1.2(b).

      "Environmental Laws" means any federal, state or local statute, regulation, rule or order applicable to health, safety and the environment, including, contamination of soil, groundwater or the environment, generation, handling, storage, transportation or disposal of Hazardous Materials or exposure to Hazardous Materials.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

      "Final Balance Sheet" has the meaning set forth in Section 1.4.2.

      "Financial Statements" has the meaning set forth in Section 2.1.7.

      "Governmental Entity" means a federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, or foreign, and any state public utility or service commission or similar agency and any superceding commission or agency.

      "Hazardous Material" means any substance (a) that is a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation, rule, or order, (b) that is toxic, explosive, corrosive, flammable, infectious, radioactive, or otherwise hazardous and is regulated by any Governmental Entity,
(c) the presence of which on, in or under any of the Leased Real Property causes or threatens to cause a nuisance on any of the Leased Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of Persons on or about any of the Leased Real Property, or (d) the presence of which on adjacent properties could constitute a trespass by Company on the then current owner(s) of any of the Leased Real Property or a risk to Company or its employees or clients.

      "Immigration Laws" means any United States or other foreign country central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation pertaining to immigration and the hiring of non-citizens.

      "Indebtedness" of any Person at any date means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases,
(d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and with respect to unpaid reimbursement obligations related to letters of credit issued for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

      "Indemnifiable Amounts" has the meaning set forth in Section 7.1.

      "Indemnified Party" has the meaning set forth in Section 7.2.1.

      "Indemnifying Party" has the meaning set forth in Section 7.2.1.

      "Leased Real Property" has the meaning set forth in Section 2.1.10.

      "Liens" means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever

      "Material Contracts" has the meaning set forth in Section 2.1.7.

      "Notice of Claim" has the meaning set forth in Section 7.2.2.

      "Notice of Loss" has the meaning set forth in Section 7.2.1.

      "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative, Governmental Entity, political subdivision, or any group of Persons acting in concert.

      "Plan" has the meaning set forth in Section 2.1.20.

      "Post-Closing Adjustment Amount" has the meaning set forth in Section 1.4.

      "Post-Closing Period" has the meaning set forth in Section 2.1.9.

      "Pre-Closing Period" has the meaning set forth in Section 2.1.9.

      "Purchase Price" has the meaning set forth in Section 1.2(a).

      "Purchase Price Adjustment" has the meaning set forth in Section 1.4.1.

      "Related Agreements" has the meaning set forth in Section 2.1.4.

      "Revenue" has the meaning set forth in Section 1.2(c).

      "Rules" means Rules of the AAA, as now or hereafter amended.

      "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

      "Straddle Period" means, with respect to Company, any Tax Period that begins before and ends after the Closing Date.

      "Tax" and "Taxes" means all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

      "Tax Authorities" and "Tax Authority" each has the meaning set forth in
Section 2.1.9.

      "Tax Period" has the meaning set forth in Section 2.1.9.

      "Tax Returns" has the meaning set forth in Section 2.1.9.

      "Threshold Amount" has the meaning set forth in Section 7.4.

      "Transfer Taxes" means all transfer, documentary, sales, use, value added, stamp, registration, real estate excise, real estate transfer and other such taxes and fees (including any penalties and interest).

      "Viruses" has the meaning set forth in Section 2.1.6.4.

      "Working Capital" means current assets (cash, net accounts receivable, inventories, prepaid expenses and other current assets) less current liabilities (accounts payable, current portion of long-term note payable and accrued liabilities), as each such item is set forth on the relevant financial statements determined in accordance with generally accepted accounting principles and consistent with past practices.

      9.11 Confidentiality. Company, Buyer and Seller agree to keep confidential and not to disclose the terms and conditions of this Agreement specifically including the Purchase Price, and to advise their officers, directors, employees, counsel, and other representatives of this obligation. This provision shall not preclude any party from making such disclosures when required by a court or governmental agency of competent jurisdiction so long as the disclosing party takes appropriate steps to attempt to obtain a protective or other such order with respect to such confidential information and advises the other party as soon as reasonably possible of the requirement to make such disclosure nor shall this provision preclude any party from making such disclosures when such party determines in good faith that such disclosure is required by the federal securities laws.

      9.12 Arbitration.

            9.12.1 Arbitration of Disputes. Any and all disputes arising out of or in connection with the execution, interpretation, performance or nonperformance of this Agreement shall be solely and finally settled by arbitration, which shall be conducted in Seattle, Washington. The arbitration procedure may be initiated by any party by written notice to the other parties, and such notice shall specify in reasonable detail the dispute being submitted to arbitration. Subject to Section 9.12.4, the parties hereby renounce all recourse to litigation and agree that the award of the arbitrators shall be final and subject to no judicial review, except on one or more of those grounds specified in the Federal Arbitration Act (9 USC ss. 1, et seq.), as amended, or any successor provisions thereto.

            9.12.2 Selection of Arbitrators. Each arbitration conducted pursuant to this Section 9.12 shall be conducted before a panel of three (3) arbitrators, each of whom shall meet the qualifications set forth herein. Each arbitrator shall be impartial, shall not have been employed by or affiliated with any of the parties or any of their respective affiliates, and shall be admitted to the bar of any state and further shall possess substantial accounting, software, business or other professional experience relevant to the issues in dispute in the arbitration as stated in the notice initiating such proceeding. The party initiating arbitration pursuant to this Section 9.12 shall not later than twenty
(20) days after the delivery of the notice required under Section 9.12.1 hereof appoint an arbitrator and notify the other party thereof. Within twenty (20) days after delivery of the notice referenced in the immediately preceding sentence, the other party shall appoint an arbitrator. The initiating party promptly after the date on which the second arbitrator is appointed, if any, shall ask the office of the AAA closest to Seattle, Washington to appoint a third arbitrator who meets the qualifications set forth herein. Notwithstanding the foregoing, if the second arbitrator is not appointed within the time period required, the first arbitrator shall proceed to determine the dispute.

            9.12.3 Rules of the Arbitration. The arbitrators shall conduct the proceedings, including arguments and briefs, pursuant to the Rules, provided that the provisions of this Agreement shall prevail in the event of any conflict between the Rules and the provisions of this Agreement. The panel of arbitrators shall decide the issues submitted to them in accordance with the provisions and commercial purposes of this Agreement, provided that all substantive questions of law shall be determined under the laws of the State of Washington (without regard to the principles of conflicts of laws of such jurisdiction). All questions and issues in connection with the dispute, including procedural issues, shall be decided by the concurrence of at least two arbitrators, and all decisions shall be in writing and submitted to all parties.

            9.12.4 No Punitive or Exemplary Damages. In no event shall any party be entitled to receive, and the arbitrators shall not be empowered to award, punitive or exemplary damages. Each party hereby irrevocably waives any claim or right for or to punitive or exemplary damages.

            9.12.5 Costs. In the final award, the panel of arbitrators shall award the prevailing party in such dispute all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including the fees and costs of all arbitrators, other costs of arbitration, and such reasonable fees and expenses of attorneys and accountants. Judgment on the award of the panel of arbitrators may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought. Each party hereby irrevocably submits and consents to the jurisdiction of any such court for the purpose of rendering a judgment on any such award.

            9.12.6 Execution of Judgments. Each party agrees that any award of the panel of arbitrators against it and on which judgment is entered as provided in the preceding Section 9.12.5 may be executed against the assets of such party in any jurisdiction. By execution of this Agreement, each party hereby irrevocably submits to the jurisdiction of any court in any such jurisdiction in any legal action or proceeding relating to such executions.


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

                    SIGNATURE PAGE - STOCK PURCHASE AGREEMENT


      IN WITNESS WHEREOF, Buyer, Seller, and Company have executed this Agreement as of the date first written above.


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COMPANY:                                 BUYER:

Extensis, Inc.                           Celartem Technology USA, Inc.

                                         By:    /s/ OSAMU IKEDA
By:    /s/ RICHARD P. BEGERT             Name:  Osama Ikeda
Name:  Richard P. Begert                 Title: President and CEO
Title: CEO
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SELLER

ImageX, Inc.

By:    /s/ RICHARD P. BEGERT
Name:  Richard P. Begert
Title: President and CEO
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